As filed with the Securities and Exchange Commission on November 7, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIVIA HEALTH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-3599420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

950 N. Glebe Rd., Suite 700

Arlington, VA 22203

(571) 366-8850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Privia Health Group, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Edward Fargis

Executive Vice President and General Counsel

Privia Health Group, Inc.

950 N. Glebe Rd., Suite 700

Arlington, VA 22203

(571) 366-8850

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Pamela L. Marcogliese

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

(212) 277-4016

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register an additional 19,721,419 shares of common stock, par value $0.01 per share (the “Common Stock”), of Privia Health Group, Inc. (the “Registrant”), to be issuable pursuant to equity awards granted pursuant to the Registrant’s 2021 Omnibus Incentive Plan (the “Incentive Plan”). The additional shares described above are of the same class as other securities relating to the Incentive Plan for which the Registrant’s registration statement filed on Form S-8, File No. 333-255598 (filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2021) is effective and the contents of which are incorporated herein by reference, except to the extent supplemented, amended, or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 27, 2024;

(b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in clause (a) above; and

(c) The description of the Registrant’s capital stock which is contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-40365), dated April 26, 2021, including any amendments or supplements thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, and to provide, subject to conditions and limitations therefor set forth therein, for the elimination of personal monetary liability for certain officers in connection with direct claims brought by stockholders, in each case except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 8. Exhibits.

See the Exhibit Index below for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Exhibit Number	Exhibit Document

5.1*	Opinion of Freshfields US LLP

23.1*	Consent of Freshfields US LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1	Privia Health Group, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed with the Commission on April 28, 2021 (File No. 333-255598))

107.1*	Filing Fee Table

*	Exhibits marked with an asterisk (*) are filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia on the 7th day of November, 2024.

PRIVIA HEALTH GROUP, INC.

By:	/s/ Edward Fargis
Edward Fargis
Executive Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Edward Fargis and Anita Beth Adams, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Privia Health Group, Inc. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, including, specifically, but without limitation, power and authority to sign the name of the undersigned to any such registration statement, and any amendments to any such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Parth Mehrotra	Chief Executive Officer and Director	November 7, 2024
Parth Mehrotra	(Principal Executive Officer)

/s/ David Mountcastle	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2024
David Mountcastle

/s/ David King	Chairman of the Board of Directors	November 7, 2024
David King

/s/ Adam Boehler	Director	November 7, 2024
Adam Boehler

/s/ Nancy Cocozza	Director	November 7, 2024
Nancy Cocozza

/s/ Pamela Kimmet	Director	November 7, 2024
Pamela Kimmet

/s/ Patricia Maryland	Director	November 7, 2024
Patricia Maryland

/s/ Thomas McCarthy	Director	November 7, 2024
Thomas McCarthy

/s/ Shawn Morris	Director	November 7, 2024
Shawn Morris

/s/ Jaewon Ryu	Director	November 7, 2024
Jaewon Ryu

/s/ David Wichmann	Director	November 7, 2024
David Wichmann